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                                                             EXHIBIT NUMBER 99.1
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                                                                    News Release

Nokia Selects InterTrust's DRM Technology And Acquires 5% Stake

InterTrust's Digital Rights Management Solutions To Be Part Of Nokia's Technical Architecture

Helsinki and Santa Clara -- (January 31, 2001) Nokia Corporation (NYSE: NOK), the global leader in mobile communications and InterTrust Technologies Corporation (NASDAQ:ITRU), the leading developer of peer-to-peer, distributed digital rights management (DRM) technologies, have signed an agreement by which Nokia has agreed to license the InterTrust Commerce and Rights/System DRM solutions, and has selected InterTrust as its preferred DRM technology. Nokia will invest and acquire nearly 5% ownership of InterTrust stock for $20 million.

"Digital Rights Management is a crucial element in digital media distribution solutions and InterTrust has developed a best-of-breed solution suitable to both mobile DRM and computing platforms. We are very impressed by InterTrust's patent portfolio and we are excited about the new opportunities that licensing InterTrust's DRM technology will offer us," says Pekka Ala-PietilC, President, Nokia. "In cooperation with other industry players, Nokia is defining the technical architecture for the mobile Internet and InterTrust has the best technology for this industry shaping work."

"InterTrust is delighted to announce this relationship with Nokia," said Victor Shear, Chairman of InterTrust. "Combining Nokia's expertise in mobile communications with our DRM solutions, we plan to offer entirely new opportunities in the area of mobile content distribution. Nokia and InterTrust have a shared vision of the mobile future and by joining forces we intend to provide content owners, application developers, and service providers globally the most advanced and sustainable solution on which to base future products and services."

Shear added, "To support our new partnership with Nokia and to establish InterTrust DRM as the defacto standard in the mobile market, InterTrust intends to invest significant resources to further develop our mobile DRM system, enabling consumers to obtain, use, and interact seamlessly with, digital content whenever and wherever they wish."

Nokia's and InterTrust's relationship reflects the increasing demand for legitimate content delivery solutions. InterTrust's platform is an ideal technology for Nokia and many other companies planning to offer a broad range of rights-enabled products and solutions to both business and consumer markets worldwide. In the future, an increased part of digital media consumption will happen in the mobile context. Content and services will become event, situation and location specific. Mobile communications and portability of rights will create entirely new ways of consuming media and Nokia is committed to ensuring that consumers will be able to enjoy exciting and easy-to-use services while protecting the rights of content owners.
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InterTrust has a leading edge DRM technology with the most advanced features to help realize this goal.

The Rights/System product line, under development at InterTrust for several years, currently includes the Rights/PD(TM) and Rights/Phone(TM) platforms. These platforms are designed to make secure rights-management solutions for digital content portable, practical and productive. The Rights/PD and Rights/Phone systems extend the functions of InterTrust's leading DRM technology to portable devices, while meeting diverse vertical market requirements in entertainment, enterprise, and publishing, as well as other markets. Licensed as software and tools, these systems include libraries and components that can be incorporated as firmware in a wide variety of portable devices and consumer appliances.

The Rights/PD and Rights/Phone technologies for PCs and other computing environments, work with and are complemented by the InterTrust's InterRights Point rights management virtual machine. Rights/PD and Rights/Phone software act as the control point on the portable device by communicating with and managing the secure transfer of files and rights to and from portable devices.

About Nokia
Nokia is the world leader in mobile communications. Backed by its experience, innovation, user-friendliness and secure solutions, the company has become the leading supplier of mobile phones and a leading supplier of mobile, fixed and IP networks. By adding mobility to the Internet Nokia creates new opportunities for companies and further enriches the daily lives of people. Nokia is one of the most broadly held companies in the world with listings on six major exchanges.

About InterTrust
InterTrust is the primary developer of peer-to-peer, distributed digital rights management (DRM) technology. It's general-purpose DRM trust platform serves as a foundation for trusted peer-to-peer and client server e-commerce. InterTrust holds numerous patents in the area of trusted systems technology and peer-to-peer rights management, and licenses its technology and patents in the form of software or hardware and tools to partners. These partners provide digital commerce services and applications that together form an interoperable global commerce system under the MetaTrust Utility brand. InterTrust serves as the commercial administrator of the MetaTrust Utility, ensuring the neutrality, security, commercial reliability, and trusted interoperability of devices, services, and applications.

For further information, please contact:
Jyrki Rosenberg, Nokia, Tel. +358 7180 62865
Todd Slosek, InterTrust,Tel. +1 408 855 0424
Megan Matthews, Nokia Americas, Tel: +1 972 894 4267
Sanna Conquest, Blanc and Otus, Tel. +1 415 912 2318

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The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934,
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including statements regarding InterTrust's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to InterTrust as of the date hereof, and InterTrust assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in InterTrust's reports filed from time to time with the Securities and Exchange Commission.

(c) 2001 InterTrust. DigiBox, the InterTrust logo, MetaTrust, and The MetaTrust Utility are registered trademarks of InterTrust Technologies Corporation, and TrustChip, RightsChip, InterRights Point, MetaTrust-Certified, Rights/PD and Rights/System are trademarks of InterTrust Technologies Corporation, all of which may or may not be used in certain jurisdictions. All other brand or product names are trademarks or registered trademarks of their respective companies or organizations.